Exhibit 99.1

News Release
CONTACT: Mr. Charles F. Willes, Chief Financial Officer PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES MAJOR COMMITMENTS
IN RIGHTS OFFERING; EXTENDS OFFERING TO FEBRUARY 15TH

MT. PROSPECT, Ill., Feb. 4, 2002 — ISCO International, Inc. (OTC: ISCO), a leading supplier of interference-management solutions for the wireless and cellular industry, announces today that its principal shareholders have committed to participate fully in the company’s ongoing Shareholder Rights Offering. These principal shareholders, collectively owning approximately 67% of the outstanding shares, have agreed to exercise their pro rata share of the rights being offered (basic subscription rights) as well as to participate on a pro rata basis in the exercise of any rights not taken up by other shareholders (oversubscription rights). These commitments, whether alone or combined with subscriptions from other shareholders, ensure that the rights offering will be fully subscribed and that $20 million will be raised.

As announced previously, holders of the Company’s common stock as of the close of business on Monday, January 7, 2002, the record date, received 0.37 of a right for each share of common stock they owned. The subscription price is $0.50 per share. Holders of rights who fully exercise their initial subscription right under the offering will also be entitled to subscribe for unsubscribed shares, if available, on a pro rata basis, up to twice their initial subscription privilege.

Additionally, ISCO has decided to extend the expiration of the subscription rights from February 8, 2002 to February 15, 2002, in order to allow shareholders the maximum opportunity to participate in the rights offering.

A subscription certificate and related instructions explaining the procedure for exercising the subscription rights together with a prospectus were previously mailed to shareholders, and shareholders choosing to subscribe may continue to use these materials. Shareholders who have already subscribed need not take additional action due to this extension. The terms of the rights offering are described in more detail in the prospectus. If you were a holder of the Company’s common stock as of the record date and have not received these materials, or if you have any questions, please contact the Company’s Information Agent, MacKenzie Partners, Inc. at (800) 322-2885.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ISCO has the broadest range of interference-control solutions in the industry. It provides the only patented product in the world that suppresses in-band interference within 20 milliseconds and offers the widest range of configurations for out-of-band interference solutions. The company provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5 G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the Nasdaq National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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